                                                               Exhibit (a)(1)(A)

                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                              BeautiControl, Inc.

                                       at

                              $7.00 Net Per Share

                                       by

                             B-C Merger Corporation
                          a wholly owned subsidiary of

                             Tupperware Corporation


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON TUESDAY, OCTOBER 17, 2000, UNLESS THE OFFER IS EXTENDED


   The Offer is being made pursuant to the terms of an agreement and plan of merger (the "Merger Agreement") dated as of September 13, 2000 among BeautiControl, Tupperware and B-C Merger Corporation. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least a majority of the Shares that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase Shares, and the conversion or exchange of all securities convertible or exchangeable into Shares outstanding at the expiration date of the Offer), and any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer. The Offer is also subject to the other terms and conditions contained in this Offer to Purchase. Please read Sections 1 and 14 which set forth in full the conditions to the Offer.

   The Board of Directors of BeautiControl has by a unanimous vote approved the Merger Agreement, the Offer and the Merger, has determined that the terms of the Offer and the Merger are fair to, and in the best interests of, BeautiControl's stockholders, and recommends that stockholders of BeautiControl accept the Offer and tender their Shares pursuant to the Offer.

 A summary of the principal terms of the Offer appears on pages (ii) and (iii).
   You should read this entire document carefully before deciding whether to tender your shares.

                                --------------

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal, or a manually signed facsimile thereof, in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal, or such facsimile, and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 prior to the expiration of the Offer, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

   A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                                --------------

                    The Information Agent for the Offer is:

                               [GEORGESON LOGO]

                      The Dealer Manager for the Offer is:
                                     Lazard
September 20, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 Summary Term Sheet......................................................   ii

 Introduction............................................................    1

     1.Terms of the Offer................................................    2

     2.Acceptance for Payment and Payment for Shares.....................    4

     3.Procedures for Accepting the Offer and Tendering Shares...........    5

     4.Withdrawal Rights.................................................    7

     5.Material Federal Income Tax Consequences..........................    8

     6.Price Range of the Shares; Dividends..............................    8

     7.Possible Effects of the Offer on the Market for the Shares; Nasdaq
       Listing; Exchange Act Registration; Margin Regulations............    9

     8.Certain Information Concerning BeautiControl......................   10

     9.Certain Information Concerning Tupperware and Purchaser...........   11

    10.Background of the Offer; Contacts with BeautiControl..............   13

    11.Purpose of the Offer and the Merger; The Merger Agreement; The
       Stockholder Agreements; The Employment Agreements; Statutory
       Requirements; Appraisal Rights; Plans for BeautiControl...........   15

    12.Source and Amount of Funds........................................   30

    13.Dividends and Distributions.......................................   30

    14.Conditions of the Offer...........................................   31

    15.Legal Matters; Required Regulatory Approvals......................   32

    16.Fees and Expenses.................................................   34

    17.Miscellaneous.....................................................   35

 Schedule I Directors and Executive Officers of Tupperware and Purchaser

 Annex A    Excerpts from the General Corporation Law of the State of
            Delaware relating to the Rights of Dissenting Stockholders pursuant to Section 262 thereof

                               SUMMARY TERM SHEET

   This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed on the last page of this Offer to Purchase.


Principal Terms

  . Tupperware Corporation, through its wholly owned subsidiary, is offering to buy all of the outstanding shares of common stock of BeautiControl, Inc. The tender price for the common stock is $7.00 per share, in cash. Tendering stockholders will not have to pay brokerage fees or commissions.

  . The offer is the first step in our plan to acquire all of the outstanding shares of BeautiControl common stock, as provided in our merger agreement with BeautiControl. If the offer is successful, we will acquire each remaining share of BeautiControl common stock in a later merger for $7.00 per share in cash. BeautiControl stockholders will not have appraisal rights in the tender offer; however, they will have appraisal rights in the merger.

  . The offer will expire at 12:00 midnight, New York City time, on Tuesday, October 17, 2000, unless we extend the offer.

  . If we decide to extend the offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the offer.

BeautiControl Board Recommendation

  . By a unanimous vote of all directors, the BeautiControl board of directors has approved the merger agreement, the offer and the merger and determined that the terms of the offer and the merger are fair to, and in the best interests of, BeautiControl stockholders. The BeautiControl board recommends that stockholders of BeautiControl accept the offer and tender their shares in the offer.

Conditions

   We are not required to complete the offer unless:

  . the number of shares of common stock validly tendered and not withdrawn prior to the expiration of the offer equals at least a majority of the outstanding shares of BeautiControl common stock, assuming the exercise of all options to purchase shares of common stock and the conversion or exchange of all securities convertible or exchangeable into shares of common stock, and

  . we receive U.S. federal antitrust clearance for the acquisition of shares.

   Other conditions to the offer are described on pages 31 and 32. The offer is not conditioned on our obtaining financing.

Stockholder and Employment Agreements

  . We have entered into stockholder agreements with certain stockholders of BeautiControl. Pursuant to those agreements, those stockholders have agreed to tender a total of 2,848,774 shares of BeautiControl common stock in the offer, constituting approximately 39.4% of the total number of shares of BeautiControl common stock issued and outstanding as of September 11, 2000. The stockholders have also agreed that they will not transfer BeautiControl shares subject to the agreements prior to the termination of the stockholder agreements and that they will vote those shares in favor of the merger and against certain competing transactions. You can find a more complete description of the stockholder agreements on pages 24 and 25. In addition, BeautiControl has advised us that stockholders owning an additional 621,828 shares of common stock of BeautiControl, constituting an additional approximately 8.6% of the total number of shares of BeautiControl common stock issued and outstanding as of September 11, 2000, have agreed to tender their shares in the offer.

  . Richard W. Heath, the Chief Executive Officer of BeautiControl and Jinger
    L. Heath, the Chairman of the Board of Directors of BeautiControl, have agreed to enter into employment agreements whereby they will continue to be employed by BeautiControl after the completion of the merger. The employment agreements are described on pages 25 and 26. In addition, Mr. and Mrs. Heath each have agreed to purchase shares of Tupperware following the merger.

Procedures for Tendering

   If you wish to accept the offer, this is what you must do:

  . If you are a record holder of BeautiControl shares (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in the offer for book-entry transfer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the letter of transmittal and on pages 5 through 7.

  . If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed notice of guaranteed delivery. Please call our information agent, Georgeson Shareholder Communications at (800) 223-2064 for assistance. See page 6 for further details.

  . If you hold your shares through a broker or bank, you should contact your broker or bank and give instructions that your shares be tendered.

Withdrawal Rights

  . If, after tendering your shares in the offer, you decide that you do NOT want to accept the offer, you can withdraw your shares by instructing the depositary before the offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See pages 7 and 8 for further details.

Recent BeautiControl Trading Prices; Subsequent Trading

  . The last sale price for BeautiControl common stock was:

    $3.75 on September 12, 2000, the last day on which there was a reported trade of BeautiControl common stock before we announced the execution of the merger agreement with BeautiControl, and

    $6.9063 on September 19, 2000, the last trading day before the commencement of the offer.

   Before deciding whether to tender, you should obtain a current market quotation for the shares.

  . If the offer is successful, we expect BeautiControl common stock to be traded on the Nasdaq National Market until the time of the merger, although we expect trading volume to be below its pre-offer level.

Further Information

   If you have questions about the offer, you can call:

                             Our Information Agent:

                                [GEORGESON LOGO]
                          17 State Street, 10th Floor
                            New York, New York 10004
                        Banks and Brokers Call Collect:
                                 (212) 440-9800
                           All Others Call Toll-Free:
                                 (800) 223-2064

                              Our Dealer Manager:

                                     Lazard
                              30 Rockefeller Plaza
                            New York, New York 10020

To: All holders of shares of common stock of BeautiControl, Inc.:

                                  INTRODUCTION

   B-C Merger Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Tupperware Corporation, a Delaware corporation ("Tupperware"), is offering to purchase all of the outstanding shares (the "Shares") of common stock, $.10 par value per share, of BeautiControl, Inc., a Delaware corporation ("BeautiControl"), at a purchase price of $7.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer"). As used herein, "we" or "our" refers to Tupperware and Purchaser.

   You will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to you. See Section 3. We will pay all charges and expenses of Lazard Freres & Co. LLC, as Dealer Manager, ChaseMellon Shareholder Services, L.L.C., as Depositary, and Georgeson Shareholder Communications, Inc., as Information Agent, incurred in connection with the Offer. See Section 16.

   The Board of Directors of BeautiControl (the "BeautiControl Board") has by a unanimous vote approved the Merger Agreement (as defined below), the Offer and the Merger (as defined below), has determined that the terms of the Offer and the Merger are fair to, and in the best interests of, BeautiControl's stockholders, and recommends that stockholders of BeautiControl accept the Offer and tender their Shares pursuant to the Offer.

   We are not required to purchase any Shares unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least a majority of the Shares that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase Shares and the conversion or exchange of all securities convertible or exchangeable into Shares outstanding at the expiration date of the Offer) (the "Minimum Condition"). We reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and to the prior written consent of BeautiControl), which we presently have no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase a smaller number of Shares. The Offer is also subject to certain other terms and conditions. See Sections 1, 14, and 15 below.

   We are making the Offer under the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 13, 2000, among BeautiControl, Tupperware and Purchaser. Following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into BeautiControl (the "Merger"), with BeautiControl continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each Share issued and outstanding immediately prior to the Effective Time (as defined herein) (other than any Shares that are held in the treasury of BeautiControl or by any wholly owned subsidiary of BeautiControl and any Shares owned by Tupperware or any wholly owned subsidiary of Tupperware and other than Shares held by stockholders who properly perfect appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $7.00 in cash (the "Merger Consideration"). Section 11 below contains a more detailed description of the Merger Agreement. Section 5 below describes the material federal income tax consequences of the sale or exchange of Shares in the Offer and the Merger.

   Hoak Breedlove Wesneski & Co. ("HBW"), BeautiControl's financial advisor, has delivered to the BeautiControl Board a written opinion that, as of the date of the opinion, the $7.00 per Share consideration in cash to be received by the holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders. A copy of the HBW opinion is included with BeautiControl's Solicitation/Recommendation

Statement on Schedule 14D-9, which is being mailed with this Offer to Purchase. Stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by HBW.

   The approval and adoption of the Merger Agreement by BeautiControl requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, Tupperware and its subsidiaries will own a sufficient number of Shares to ensure that the Merger Agreement will be approved by BeautiControl's stockholders.

   BeautiControl has informed us that, as of September 11, 2000, there were (a) 7,231,448 Shares issued and outstanding, and (b) 1,637,600 Shares subject to issuance under outstanding options. If Purchaser acquires at least 4,434,525 Shares in the Offer, Purchaser would own a majority of such Shares and would own a sufficient number of Shares to approve the Merger without the affirmative vote of any other stockholder.

   Stockholders of BeautiControl owning a total of 2,848,774 Shares, constituting approximately 39.4% of the total number of Shares outstanding as of September 11, 2000, have entered into stockholder agreements pursuant to which they have agreed to tender those shares pursuant to the Offer. See
Section 11 below. BeautiControl has advised us that each of its directors and each of its executive officers who had knowledge of the transaction prior to the execution of the Merger Agreement intends to tender all Shares that he or she owns in the Offer. BeautiControl has advised us that, in addition to the shareholders who have entered into stockholder agreements and those directors and executive officers, stockholders owning an additional 621,828 Shares, constituting approximately 8.6% of the total number of Shares outstanding at September 11, 2000, have agreed to tender their Shares in the Offer.

   Richard W. Heath, the Chief Executive Officer of BeautiControl, and Jinger
L. Heath, the Chairman of the Board of Directors of BeautiControl, have agreed to enter into employment agreements with Purchaser and have agreed to purchase shares of Tupperware following the merger. See Section 11 below.

   The Offer is conditioned upon the fulfillment of the conditions described in
Section 14 below. The Offer will expire at 12:00 midnight, New York City time, on Tuesday, October 17, 2000, unless we extend it.

   This Offer to Purchase and the related Letter of Transmittal contain important information which you should read carefully before you make any decision with respect to the Offer.

1. Terms of the Offer.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 of this Offer to Purchase on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, October 17, 2000. We may terminate or withdraw the Offer or extend the offer from time to time if, at the then-scheduled expiration date of the Offer, the conditions to the Offer shall have not been satisfied or earlier waived. We may also extend the Offer for any period required by applicable rules, regulations, interpretations or positions of the SEC or its staff applicable to the Offer or on one or more occasions for an aggregate period of not more than fifteen business days. If we extend the Offer under any of these circumstances, the term "Expiration Date" will mean the time and date at which the Offer, as so extended, will expire.

   Upon the terms and subject to the conditions of the Offer, we will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. If, at the Expiration Date, the conditions to the Offer described in Section 14 have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, we may extend the Expiration Date for an additional period or periods of time by giving oral or written notice of the extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw Shares. See Section 4.

   Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, we also reserve the right, in our sole discretion, at any time or from time to time, to: (a) delay purchase of or, regardless of whether we previously purchased any Shares, payment for any Shares pending receipt of any regulatory or governmental approvals or expiration of the applicable regulatory or governmental waiting period specified in Section 15; (b) terminate the Offer (whether or not any Shares have previously been purchased) if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14; and (c) except as set forth in the Merger Agreement, waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and, other than in the case of any waiver, by making a public announcement thereof. We acknowledge (a) that Rule 14e-1(c) under the Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that we may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

   The rights we reserve in the preceding paragraph are in addition to our rights described in Section 14. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

   In the Merger Agreement, we have agreed that, without the prior written consent of BeautiControl, we will not (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) impose conditions to the Offer other than those set forth in Section 14, or modify the conditions to the Offer (other than to waive any condition to the Offer to the extent permitted by the Merger Agreement), (d) except as provided in the Merger Agreement, extend the Offer or (e) change the form of consideration payable in the Offer.

   If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum 10 business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition.

   Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the other conditions set forth in Section 14. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may, without the consent of BeautiControl, elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer and the Merger Agreement;
(b) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered; or (c) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. In the event that we waive any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

   There will not be a subsequent offering period after the expiration of the Offer.

   BeautiControl has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in Section
14. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15.

   For information with respect to regulatory approvals that we are required to obtain prior to the completion of the Offer, see Section 15.

   In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

   For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn if, as and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to validly tendering stockholders.

   Under no circumstances will we pay interest on the purchase price for Shares, regardless of any extension of the Offer or any delay in making such payment.

   If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

   If, prior to the Expiration Date, we increase the price offered to holders of Shares in the Offer, we will pay the increased price to all holders of Shares that we purchase in the Offer, whether or not the Shares were tendered before the increase in price.

   We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our wholly owned subsidiaries the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

   Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

   The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the Share Certificates. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, you should allow sufficient time to ensure timely delivery.

   Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

   Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

   Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

     (a) your tender is made by or through an Eligible Institution;

     (b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

     (c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

   You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

   Backup Federal Income Tax Withholding. Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those stockholders pursuant to the Offer. To prevent backup federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 8 of the Letter of Transmittal.

   Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of BeautiControl's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

   Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer (subject, in the case of the Minimum Condition, to the prior written consent of BeautiControl) or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

   Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of BeautiControl, Purchaser or any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights.

   Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after November 20, 2000.

   If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this document, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

   In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 3, the notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of BeautiControl, Purchaser or any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material Federal Income Tax Consequences.

   Your receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, if you sell or exchange your Shares for cash in the Offer or the Merger, you would generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Shares that you sold or exchanged. That gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held the Shares for more than one year or will be short term if, as of such date, you have held the Shares for one year or less.

   The discussion above may not be applicable to certain types of stockholders, including stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code (such as insurance companies, tax-exempt entities and regulated investment companies).

   The federal income tax discussion set forth above is included for general information only. You are urged to consult your tax advisor with respect to the specific tax consequences to you of the Offer and Merger, including federal, state, local and foreign tax consequences.

6. Price Range of the Shares; Dividends

   According to BeautiControl's Annual Report on Form 10-K for the fiscal year ended November 30, 1999, the Shares are principally traded on the Nasdaq National Market ("Nasdaq") under the symbol "BUTI." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on Nasdaq, as reported in BeautiControl's Form 10-K with respect to periods occurring in fiscal 1999 and 1998 and published financial sources, with respect to periods occurring in the current fiscal year.

                                     Fiscal 2000     Fiscal 1999   Fiscal 1998
                                  ----------------- ------------- --------------
                                    High     Low     High   Low    High    Low
                                  -------- -------- ------ ------ ------- ------
      First Quarter.............. $ 3.1875 $ 1.7500 $6.625 $5.500 $ 8.625 $7.125
      Second Quarter.............   4.3750   1.8750  6.000  4.313  10.250  8.125
      Third Quarter*.............   7.0000   3.0000  4.875  3.625  10.000  6.125
      Fourth Quarter.............                    5.250  2.750   8.000  5.375

     --------
     *Through September 19, 2000

   During fiscal 1999, cash dividends were paid at a rate of $.105 per Share for the first and second fiscal quarters and $.015 per Share for the third fiscal quarter. No cash dividends were paid for the fourth fiscal quarter of 1999 or for any quarter in fiscal 2000. Cash dividends were paid in each fiscal quarter of 1998 at a rate of $.105 per Share.

   Under the terms of the Merger Agreement, BeautiControl is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Tupperware.

   On September 12, 2000, the last day on which there was a reported trade of Shares prior to the announcement of the execution of the Merger Agreement, the reported closing price per Share on Nasdaq was $3.75. On September 19, 2000, the last full day of trading prior to the commencement of the Offer, the reported closing price per Share on Nasdaq was $6.9063.

   Stockholders are urged to obtain current market quotations for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations.

   Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

   Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round lot stockholders, with a market value of at least $5,000,000, have at least two market makers, have net tangible assets of at least $4 million, and have a minimum bid price of $1 or
(ii) have at least 1,100,000 publicly held shares, held by at least 400 round lot stockholders, with a market value of at least $15,000,000, have a minimum bid price of $5, have at least 4 market makers and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000.

   If the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by BeautiControl to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that BeautiControl would be required to furnish to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to BeautiControl. If the

Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to BeautiControl. In addition, the ability of "affiliates" of BeautiControl and persons holding "restricted securities" of BeautiControl to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act, may be impaired or, with respect to certain persons, eliminated. If registration of the shares of Common Stock under the Exchange Act were terminated, the Shares would no longer be eligible for stock exchange listing or Nasdaq reporting. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause BeautiControl to make an application for termination of registration of the shares of Common Stock as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

   If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the Nasdaq will be terminated following the completion of the Merger.

   Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. Certain Information Concerning BeautiControl

   BeautiControl's principal executive offices are located at 2121 Midway Road, Carrollton, Texas 75006. Its telephone number at such offices is (972) 458-0601. The following description of BeautiControl and its business has been taken from BeautiControl's Annual Report on Form 10-K for the fiscal year ended November 30, 1999 and is qualified in its entirety by reference to BeautiControl's Form 10-K:

   BeautiControl is a manufacturer and direct seller of skin care, cosmetics, nutritional supplements, nail care, toiletries, fragrances, beauty supplements and related products. BeautiControl sells its products through independent sales persons called "Consultants" (or "Distributors"), who purchase the products from BeautiControl and then sell them directly to consumers in the home or workplace. BeautiControl also sells its products over the Internet. Products and image services are provided to clients via an independent sales force in the United States, Taiwan, Hong Kong, Canada and Puerto Rico. BeautiControl's three primary geographic operating segments consist of the following: North America which includes the United States and Canada, Asia Pacific which includes Taiwan and Hong Kong and Eventus International which currently operates in the United States.

   BeautiControl files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BeautiControl's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

   Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to BeautiControl or any of its affiliates or for any failure by BeautiControl to disclose events which may have occurred or may affect the significance or accuracy of any such information.

   Projections. BeautiControl does not, as a matter of course, make public forecasts or projections as to future revenues, earnings or other income statement data. However, certain projections (the "Projections") were provided to the BeautiControl Board, as well as to Tupperware and its advisers in connection with the negotiation of the Merger Agreement.

   The Projections were prepared by BeautiControl solely for internal use and not for publication. The Projections were not prepared with a view to complying with the published guidelines of the SEC regarding projections or with the American Institute of Certified Public Accountants Guide to Prospective Financial Statements. Neither BeautiControl's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the Projections. The Projections do not reflect any of the effects of the Offer, the Merger or other changes that in the future may be deemed appropriate in light of the circumstances then existing.

   The Projections necessarily are based upon numerous estimates and assumptions that, although considered reasonable by BeautiControl, are inherently subject to significant economic, industry and competitive risks, uncertainties and contingencies, including industry performance, general business and economic conditions, and other matters, all of which are difficult to predict and many of which are beyond the control of BeautiControl. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher, or lower, than those projected. The inclusion of this forward-looking information should not be regarded as fact or an indication that Tupperware, Purchaser or BeautiControl or anyone who received this information considered in a reliable predictor of future results, and this information should not be relied on as such. None of Tupperware, Purchaser or BeautiControl assumes any responsibility for the validity, reasonableness, accuracy or completeness of the forecasts. BeautiControl does not intend to update or revise the Projections.

   The following are the Projections:

                          Fiscal Quarter Ending Fiscal Quarter Ending Fiscal Year Ending
                             August 31, 2000      November 30, 2000   November 30, 2000
                          --------------------- --------------------- ------------------
Net Sales...............       $14,941,306           $16,945,104         $65,063,361
Cost of Goods Sold......         3,576,626             4,151,863          15,538,294
                               -----------           -----------         -----------
Gross Margin on Sales...        11,364,680            12,793,241          49,525,067
Operating Expenses:
Sales & Marketing
 Expenses...............         6,006,927             6,623,142          25,973,779
Administrative Expenses.         5,368,180             5,372,118          21,646,927
                               -----------           -----------         -----------
Total Operating
 Expenses...............        11,375,107            11,995,260          47,620,706
                               -----------           -----------         -----------
Net Operating Income....           (10,426)              797,981           1,904,361
Other Income and
 Expenses
Interest Income.........            76,366                66,000             350,141
Other Income Expense....            25,757              (283,133)           (524,315)
                               -----------           -----------         -----------
Net Other Income and
 Expense................           102,123              (217,133)           (174,174)
                               -----------           -----------         -----------
Net Income Before
 Federal Income Tax.....            91,697               580,848           1,730,187
Federal Income Tax......               --                    --                  --
                               -----------           -----------         -----------
    Net Income..........       $    91,697           $   580,848         $ 1,730,187
                               ===========           ===========         ===========
Weighted Average Basic
 Shares Outstanding.....         7,231,448             7,250,000           7,250,000
Basic Income Per Share..       $      0.01           $      0.08         $      0.24
With Gain on Sale of
 Plane..................       $      0.01           $      0.08         $      0.37

9. Certain Information Concerning Tupperware and Purchaser

   Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. Purchaser is a wholly owned subsidiary of Tupperware.

   Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because and Purchaser is newly formed and has minimal assets and capitalization and no operating history, no meaningful financial information regarding Purchaser is available.

   Tupperware is a worldwide direct selling consumer products company engaged in the manufacture and sale of Tupperware* products.

   Tupperware conducts its business through a single business segment, manufacturing and marketing a broad line of high-quality consumer products for the home. The core of Tupperware's product line consists of food storage, preparation and serving containers that preserve freshness through the well-known Tupperware seals. Tupperware also has an established line of children's educational toys, serving products and gifts. The line of products has expanded over the years into kitchen, home storage and organizing uses with products such as Modular Mates* containers, Fridge Stackables* containers, One Touch* canisters, the Rock 'N Serve* line, Ultraplus* and OvenWorks* line, Expressions* line, Legacy* Serving line and TupperMagic* line, and many specialized containers.

   In recent years, Tupperware has expanded its offerings in the food preparation and servicing areas through the addition of a number of products, including double colanders, tumblers and mugs, mixing and serving bowls, serving centers, microwaveable cooking and serving products, and kitchen utensils. Tupperware continues to introduce new designs and colors in its product lines, and to extend existing products into new markets around the world. The development of new products varies in different markets in order to address differences in cultures, lifestyles, tastes and needs of the markets. New products introduced in 1999 included a wide range of products in all four geographic areas, including many using Disney movie and cartoon characters under a license. Some of the new products are the Fridgesmart* line, Royal Crest* line, Vitalic* stainless steel cookware line, Santoku Knives, Healthy Baster, Air Filter, Sandwich Keepers, and Cake Servers. New product development and introduction will continue to be an important part of Tupperware's strategy. Products sold by Tupperware are primarily produced by Tupperware in its manufacturing facilities around the world. (Words followed by * are Trademarks of the Registrant.)

   The common stock of Tupperware is listed and traded on the New York Stock Exchange.

   The principal offices of Tupperware and Purchaser are located at 14901 S. Orange Blossom Trail, Orlando, Florida 32837, and the telephone number for both Tupperware and Purchaser is (407) 826-5050.

   The name, citizenship, business address, business telephone number, principal occupation or employment and five-year business history of each of the directors and executive officers of Tupperware and Purchaser are described in Schedule I hereto. None of Tupperware, Purchaser nor, to our knowledge, any of the persons listed on Schedule I to this Offer to Purchase has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

   Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (a) neither Tupperware, Purchaser nor, to our knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of ours or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of BeautiControl; (b) neither Tupperware, Purchaser nor, to our knowledge, any of the persons or entities referred to in clause (a) above nor any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of BeautiControl during the past 60 days; (c) neither Tupperware, Purchaser nor, to our knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of BeautiControl (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) since January 1, 1998, there have been no transactions which would require reporting under the rules and regulations of the SEC between Tupperware, Purchaser or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and BeautiControl or any of its executive officers, directors or affiliates, on the other hand; and (e) since January 1, 1998, there have been no contracts, negotiations or transactions between Tupperware, Purchaser or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the other hand, and BeautiControl or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. Background of the Offer; Contacts with BeautiControl.


   On July 17, 2000 Alan D. Kennedy, President of Tupperware, initiated a telephone call with Richard W. Heath, the Chief Executive Officer of BeautiControl, in which Mr. Kennedy stated that he and E.V. Goings, the Chairman of the Board and Chief Executive Officer of Tupperware, proposed to meet with Mr. Heath to discuss a possible relationship between Tupperware and BeautiControl that would be mutually beneficial. A meeting was scheduled in Dallas, Texas on August 2, 2000.

   On August 2, 2000, Messrs. Heath, Goings and Kennedy met for dinner in Dallas, Texas. The parties discussed in general terms various possibilities concerning a merger or other type of business alliance between BeautiControl and Tupperware. The parties concluded the meeting by expressing a mutual interest in continuing the discussions at the headquarters of Tupperware in Orlando, Florida at a date to be determined later.

   On August 17, 2000, Mr. and Ms. Heath met at Tupperware's headquarters with Mr. Goings. The meeting consisted primarily of a tour of Tupperware's facility. That evening at dinner, discussions of a broad, general nature took place.

   On August 18, 2000, Mr. Heath and Mr. Goings met at Tupperware's offices and executed confidentiality agreements between Tupperware and BeautiControl. Paul
B. Van Sickle, Tupperware's Executive Vice President and Chief Financial Officer, joined the meeting and general discussions took place regarding a friendly combination of the two companies. Mr. Van Sickle stated that Tupperware was prepared to make an offer of $6.00 per Share. According to Mr. Van Sickle, a $6.00 per Share purchase price was based on financial models of BeautiControl prepared by Tupperware and its financial advisor, Lazard Freres & Co. LLC ("Lazard"). In response to the proposal, Mr. Heath emphasized BeautiControl's improving operating performance in recent months and also made suggestions and estimates of how operating expenses might be reduced in the future. At that point, Messrs. Goings and Van Sickle left the room to privately discuss the matter, and then Mr. Van Sickle made an oral offer to Mr. Heath of $7.00 per Share, which he stated was Tupperware's final offer. Mr. Goings also expressed his general desire that senior management remain with BeautiControl, but no specific discussion of personnel or compensation took place. At the conclusion of the meeting, Mr. Goings emphasized that Tupperware would be prepared to move quickly, and that Tupperware's offer would not be subject to a financing contingency. He further emphasized that if the offer were to become publicly known, the offer would in all likelihood be withdrawn. He also emphasized that if BeautiControl engaged in any auction process, whether public or private, the offer would be withdrawn. Mr. Heath agreed to present the $7.00 per Share offer to the BeautiControl Board. Thomas M. Roehlk, Tupperware's Senior Vice President, General Counsel and Secretary, joined the meeting and presented a timetable for moving forward. At that meeting and at subsequent meetings, various forms of consideration were discussed.

   On August 24, 2000, Messrs. Heath and Roehlk further discussed a proposed timetable for the transaction, and general matters relating the transaction.

   On August 25, 2000, representatives of BeautiControl met in Dallas with representatives of Tupperware and Lazard to conduct due diligence.

   On August 27, 2000, Mr. Heath and Mr. Goings had a telephone conversation in which Mr. Goings stated that it was Tupperware's desire that current management of BeautiControl remain in place after any transaction with Tupperware.

   On August 28, 2000, Mr. Roehlk called Mr. Heath and discussed the broad outline of a merger with Tupperware. That day, Tupperware sent BeautiControl a preliminary term sheet for the transaction, setting forth the material terms of the transaction, including consideration in the form of cash. That evening, members of Tupperware's senior management met with BeautiControl's management and toured BeautiControl's facilities.

   On August 29, 2000, BeautiControl, Tupperware and their respective legal counsel negotiated certain points in the preliminary term sheet, and the term sheet was revised. Throughout that day, senior management of Tupperware interviewed members of BeautiControl's senior management.

   On August 31, 2000, Mr. Heath and Mr. Roehlk discussed certain proposed compensation arrangements for BeautiControl's senior management in an attempt to make sure that BeautiControl's executives could be compensated within the framework of Tupperware's current executive compensation parameters. Discussions also included which members of BeautiControl's current management team might continue with BeautiControl after a merger.

   On September 1, 2000, BeautiControl received from Tupperware's counsel the first draft of the Merger Agreement and the Stockholder Agreement.

   On September 5, 2000, Mr. Roehlk informed Mr. Heath that Tupperware's Board of Directors had approved the terms of the transaction.

   On September 6, 2000, BeautiControl management and legal counsel for BeautiControl met with Tupperware and its legal counsel to negotiate the terms of the Merger Agreement and Stockholder Agreement. Tupperware also continued to interview members of BeautiControl's management.

   During the period from September 6, 2000 to September 9, 2000, the parties conducted negotiations with respect to the Merger Agreement and the Stockholder Agreements and related business issues, including the amount of the termination fee and the circumstances under which it would be payable, the ability of BeautiControl's directors to terminate the Merger Agreement under certain circumstances, the ability of those stockholders of BeautiControl who were being asked by Tupperware to enter into a Stockholder Agreement to withdraw shares tendered pursuant to the Offer if a competing offer arose, and certain other aspects of the Offer and the Merger.

   On September 7, 2000, Mr. Heath and Mr. Roehlk discussed the proposed compensation of Mr. and Ms. Heath, and certain other matters relating to the Merger, including how a public announcement of the Merger would be made.

   Between September 10, 2000 and September 13, 2000, officers of BeautiControl and Tupperware finalized the Merger Agreement and related agreements.

   Following the completion of the final terms of the Merger Agreement on September 13, 2000, Tupperware, Purchaser and BeautiControl executed and delivered the Merger Agreement, and Tupperware and certain stockholders of BeautiControl executed and delivered the Stockholder Agreements. On September 13, 2000, BeautiControl and Tupperware each issued a press release announcing the execution of the Merger Agreement and the transactions contemplated thereby.

   On September 20, 2000, pursuant to the terms of the Merger Agreement, Purchaser commenced the Offer.

11. Purpose of the Offer and the Merger; The Merger Agreement; The Stockholder Agreements; The Employment Agreements; Statutory Requirements; Appraisal Rights; Plans for BeautiControl.

   Purpose. The purpose of the Offer and the Merger is for Tupperware and its subsidiaries to acquire all of the outstanding Shares of BeautiControl. Upon the consummation of the Merger, BeautiControl will become a wholly owned subsidiary of Tupperware. The acquisition of Shares has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of BeautiControl from the public stockholders to Tupperware and provide stockholders with cash for all of their Shares.

   Proceeding with the Offer and the Merger at this time would also afford BeautiControl's stockholders an opportunity to dispose of their shares at a premium over pre-announcement market prices.

   The Merger Agreement.

   The following summary description of the Merger Agreement is qualified in its entirety by reference to the agreement itself, which we have filed as an exhibit to the Schedule TO that we filed with the SEC, which you may examine and copy as set forth in Section 8 above (except that it will not be available at the regional offices of the SEC).

   The Offer. The Merger Agreement provides for the commencement of the Offer by Purchaser. The obligation of Purchaser to accept for payment and pay for Shares validly tendered pursuant to the Offer is subject to the prior satisfaction or waiver by Purchaser of the conditions to the Offer set forth in Section 14 hereof. The Merger Agreement provides that, without the prior written consent of BeautiControl, Purchaser will not (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price; (c) impose any other conditions to the Offer other than the conditions set forth in Section 14 (the "Offer Conditions") or modify the Offer Conditions (other than to waive any Offer conditions to the extent permitted by the Merger Agreement), (d) except as described in the next paragraph, extend the Offer, or (e) change the form of consideration payable in the Offer.

   We have agreed with BeautiControl that we will not extend the Offer without the consent of BeautiControl; provided, however, that without the consent of BeautiControl, we may extend the Offer (a) if, at the scheduled or extended expiration date of the Offer any of the Offer Conditions are not satisfied or waived, until such time as such conditions are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (c) for any reason on one or more occasions for an aggregate period of not more than fifteen business days beyond the latest expiration date that would otherwise be permitted under the terms, described in clauses (a) or (b) of this sentence, in each case subject to the right of Tupperware, Purchaser or BeautiControl to terminate the Merger Agreement pursuant to its terms.

   The Merger. The Merger Agreement provides that Purchaser will be merged with and into BeautiControl following the satisfaction or waiver of the conditions to the Merger contained in the Merger Agreement upon the filing and effectiveness of a certificate of merger. As a result of the Merger, the separate corporate existence of Purchaser will cease and BeautiControl will continue as the Surviving Corporation.

   At the effective time of the Merger (the "Effective Time"), (i) the Restated Certificate of Incorporation of BeautiControl shall be amended and restated as set forth in Exhibit C of the Merger Agreement, (ii) the Bylaws of Purchaser shall become the Bylaws of BeautiControl, (iii) the directors of Purchaser shall become the directors of the Surviving Corporation and (iv) the officers of BeautiControl shall become the officers of the Surviving Corporation.

   The Merger Agreement provides that BeautiControl will, if required by Delaware law in order to consummate the Merger, duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following the purchase of Shares pursuant to the Offer for the purpose of considering the approval of the Merger Agreement. BeautiControl has agreed that it will, through the BeautiControl Board, recommend to its stockholders the approval of the Merger Agreement and that it will not withdraw or modify such recommendation. BeautiControl has agreed that it will submit the Merger Agreement to its stockholders for approval whether or not the BeautiControl Board determines at any time subsequent to the date of the Merger Agreement that the Merger Agreement is no longer advisable and recommends that the BeautiControl stockholders reject it. Tupperware has agreed to cause all Shares purchased pursuant to the Offer and all other Shares owned by Tupperware or any subsidiary of Tupperware to be voted in favor of approval of the Merger.

   BeautiControl has agreed in the Merger Agreement that it will, at Tupperware's request, as soon as practicable following the expiration of the Offer, prepare and file with the SEC a proxy statement relating to the Merger and use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the proxy statement to be mailed to BeautiControl's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Merger Agreement provides that if Purchaser or any other direct or indirect subsidiary of Tupperware owns at least 90% of the outstanding Shares, Tupperware, Purchaser and BeautiControl shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of the stockholders of BeautiControl, in accordance with Section 253 of the DGCL.

   Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, BeautiControl or the holders of any securities of Purchaser or BeautiControl, each Share (other than Shares owned by BeautiControl, any wholly owned subsidiary of BeautiControl, Tupperware or any wholly owned subsidiary of Tupperware, and other than Shares owned by stockholders, if any, who are entitled to and who properly exercise dissenter's rights under the DGCL) shall be converted into the right to receive from the Surviving Corporation, in cash, without interest, the Merger Consideration. Each share of stock of Purchaser issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, BeautiControl or the holders of any securities of Purchaser or BeautiControl, be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

   The Merger Agreement provides that Tupperware or the designated paying agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Tupperware or such paying agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.

   Representations and Warranties. In the Merger Agreement, BeautiControl has made representations and warranties to Tupperware and Purchaser. The representations and warranties of BeautiControl relate, among other things, to its organization, good standing and corporate power; capital structure; authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals and no material violations of its agreements or organizational documents; filings made by BeautiControl with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934 (the "Exchange Act") (including financial statements included in the documents filed by BeautiControl under these acts); information supplied by BeautiControl; the absence of certain events since December 1,

1999; permits and compliance with laws; tax matters; actions and proceedings; certain agreements; benefit plans and employees and employment practices; liabilities; labor matters; intellectual property matters; title to assets; state takeover statutes; required votes; transactions with affiliates; brokers; compliance with worker safety laws; product liability and recalls; opinion of financial advisor; accounts receivable; inventories; material agreements; environmental matters; and regulatory compliance.

   Purchaser and Tupperware have also made representations and warranties to BeautiControl. The representations and warranties of Purchaser and Tupperware relate, among other things, to: their organization, good standing and corporate power; authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals and no violations of their agreements or organizational documents; information supplied; operations of Purchaser; brokers; and financing.

   Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement through the Effective Time, BeautiControl has agreed that, except as otherwise expressly contemplated by the Merger Agreement or except to the extent Tupperware shall otherwise consent in writing, BeautiControl and each of its subsidiaries shall in all material respects carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. BeautiControl has also agreed that during such period, except as otherwise expressly contemplated by the Merger Agreement, BeautiControl will not, and will not permit any of its subsidiaries to, without the prior written consent of Tupperware:

     (a) subject to certain limited exceptions, (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of BeautiControl or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under BeautiControl's stock option plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of Shares upon the exercise of stock options to purchase Shares outstanding on the date of the Merger Agreement in accordance with their current terms;

     (c) amend its charter or bylaws;

     (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or, except in the ordinary course of business consistent with past practice, otherwise acquire or agree to acquire any assets;

     (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets other than in the ordinary course of business consistent with past practice;

     (f) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (i) in the ordinary course of business consistent with past practices and (ii) intra-company indebtedness incurred in the ordinary course of business consistent with past practices;

     (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of BeautiControl or any subsidiary;

     (h) except as provided in the Merger Agreement or as required by applicable law, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan (as defined in the Merger Agreement) or employment or consulting agreement;

     (i) increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of BeautiControl or its subsidiaries who are not officers of BeautiControl or its subsidiaries) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of BeautiControl, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

   (j) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

   (k) make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

   (l) prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

   (m) settle or compromise any tax liability in excess of $10,000;

   (n) settle or compromise any claims or litigation in excess of $10,000 or commence any litigation or proceedings;

   (o) enter into or amend any agreement or contract (i) having a term in excess of twelve months and that is not terminable by BeautiControl or a subsidiary without penalty or premium by notice of 60 days or less or (ii) which involves or is expected to involve payments of $50,000 or more during the term thereof; (iii) enter into, amend or terminate any other agreement or contract material to BeautiControl and its subsidiaries, taken as a whole; or (iv) purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $50,000;

   (p) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice or in accordance with their terms;

   (q) adopt a shareholders' rights plan or enter into a shareholders' rights agreement or adopt or enter into any other plan or agreement implementing a "poison pill" or any similar device;

   (r) reprice, either directly or indirectly, any stock option or other right to purchase Shares; or

   (s) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   No Solicitation. BeautiControl shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize and it shall use its best efforts not to permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of BeautiControl or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as defined below), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to BeautiControl or any subsidiary in connection with, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided however, that neither BeautiControl nor its directors shall be prohibited from
(x) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (y) referring a third party to the section of the Merger Agreement described in this paragraph or making a copy of such section available to any third party; and provided further that prior to the acceptance for payment of Shares pursuant to the Offer, if the BeautiControl Board reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the BeautiControl Board, as determined in good faith by a majority thereof after consultation with outside counsel (who may be BeautiControl's regularly engaged outside counsel), and prior to taking such action, BeautiControl provides the notice to Tupperware required by the Merger Agreement, BeautiControl may, in response to an unsolicited request therefor, furnish information with respect to BeautiControl and its subsidiaries to any person pursuant to a confidentiality agreement, in customary form and in any event containing terms, taken as a whole, at least as stringent as those contained in the confidentiality agreement entered into between BeautiControl and Tupperware, and participate in discussions or negotiations with such person. Any violation of the restrictions set forth in the preceding sentence by any officer or director of BeautiControl or any of its subsidiaries or any financial advisor, attorney or other advisor or representative of BeautiControl or any of its subsidiaries, whether or not such person is purporting to act on behalf of BeautiControl or any of its subsidiaries or otherwise, shall be deemed to be a breach of this section of the Merger Agreement by BeautiControl.

   For purposes of the Merger Agreement, "Takeover Proposal" means any proposal for (i) a merger or other business combination involving BeautiControl or any of its subsidiaries, (ii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of BeautiControl representing 15% or more of the Shares or of the total voting securities of BeautiControl outstanding or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of BeautiControl or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. For purposes of the Merger Agreement, "Superior Proposal" means a bona fide proposal made by a third party to acquire BeautiControl pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of the assets of BeautiControl or otherwise on terms which a majority of the members of the BeautiControl Board determines at a duly constituted meeting or by unanimous written consent, in its reasonable good faith judgment to be more favorable to BeautiControl's stockholders than the Offer and the Merger (based on the advice from BeautiControl's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger) and for which financing, to the extent required, is then committed.

   The Merger Agreement provides further that, BeautiControl must advise Tupperware orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which reasonably could lead to any Takeover Proposal received by any officer or director of BeautiControl or, to the knowledge of BeautiControl, any financial advisor, attorney or other advisor or representative of BeautiControl, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If BeautiControl intends to furnish any person with any information with respect to any Takeover Proposal, BeautiControl is required to advise Tupperware orally and in writing of such intention not less than two business days in advance of providing such information. BeautiControl is further required to keep Tupperware fully informed of the status and material terms of any such Takeover Proposal or inquiry.

   Reasonable Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto will use reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) obtaining all necessary consents from governmental entities to make all necessary filings, including in connection with the HSR Act, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings challenging the Merger Agreement, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement. Each party has also agreed to use all reasonable best efforts to not take any action, or enter into any transaction which would cause any of its representations or warranties contained in the Merger Agreement to be untrue or result in a breach of any covenant made by it in the Merger Agreement. In connection with any filing or submission required or action to be taken by either Tupperware or BeautiControl to effect the Offer, the Merger and to consummate the other transactions contemplated by the Merger Agreement, BeautiControl may not, without Tupperware's prior written consent, commit to any divestiture transaction, and neither Tupperware nor any of its affiliates will be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, BeautiControl or any of the businesses or assets of Tupperware or any of its subsidiaries or that otherwise would have a material adverse effect on Tupperware.

   Third Party Standstill Agreements. During the period from the date of the Merger Agreement through the Effective Time, BeautiControl has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which BeautiControl or any of its subsidiaries is a party and to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

   Stock Based Compensation. In the Merger Agreement, BeautiControl has agreed that, prior to the consummation of the Offer, the BeautiControl Board (or, if appropriate, a committee thereof) shall adopt appropriate resolutions and take any and all other action necessary or appropriate to cause each option (a "Stock Option") to purchase Shares issued under BeautiControl's stock option plans (the "BeautiControl Stock Option Plans"), that is outstanding as of the Effective Time to vest and become exercisable immediately prior to the Effective Time and to be canceled as of the Effective Time, in consideration for which the holder thereof shall be entitled to receive from BeautiControl an amount equal to (A) the product of (1) the number of Shares subject to such option and (2) the excess, if any, of the Offer Price over the exercise price per share for the purchase of Shares subject to such Stock Option, minus (B) all applicable federal, state and local taxes required to be withheld in respect of such payment. Such amount shall be paid to such option holder by mailing payment within three Business Days following the Effective Time.

   BeautiControl has also agreed to take all actions necessary to provide that, as of the Effective Time, the BeautiControl Stock Option Plans and any similar plan or agreement of BeautiControl will be terminated, any rights under any other plan, program, agreement or arrangement relating to the issuance or grant of any other interest in respect of the capital stock of BeautiControl or any of its subsidiaries will be terminated, and no holder of an option to purchase Shares will have any right to receive any shares of capital stock of BeautiControl or, if applicable, the Surviving Corporation, upon exercise of any Stock Option.

   Alternatively, Tupperware may, at its option, offer to certain option holders who are employees of BeautiControl at the Effective Time, the option to receive, in lieu of any payments described above, in exchange for each Stock Option held by such company employee that is outstanding as of the Effective Time, an option ( a "Substitute Option") to purchase the number of shares of common stock of Tupperware, determined by multiplying (i) the number of Shares subject to such Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio (as defined below), at an exercise price per share of Tupperware common stock (rounded up to the nearest cent) equal to the exercise price per Share immediately prior to the Effective Time divided by the Exchange Ratio. For purposes of the Merger Agreement, "Exchange Ratio" means the quotient, rounded to the nearest thousandth, of the Offer Price divided by the average, rounded to the nearest cent, of the last reported sales price per share of Tupperware common stock on the New York Stock Exchange for the ten trading days immediately preceding the date of the closing of the Merger. All Substitute Options will, upon issuance, be fully vested and immediately exercisable upon the terms and conditions set forth in the Tupperware Corporation 2000 Incentive Plan. As soon as reasonably practicable, and in no event later than twenty days after the Effective Time, Tupperware shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Tupperware common stock subject to such Substitute Options, or shall cause such Substitute Options to be deemed to be issued pursuant to a stock plan of Tupperware registered pursuant to an appropriate registration form.

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

   Employee Benefit Plans. Tupperware has agreed in the Merger Agreement that, for a period of one year immediately following the Effective Time, Tupperware will, or will cause the Surviving Corporation to, maintain in effect employee benefit plans and arrangements that provide benefits that have a value that is substantially comparable, in the aggregate, to the benefits provided by BeautiControl's employee benefit plans (not taking into account the value of any benefits under any such plans that are equity based). Tupperware has also agreed that, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of the Surviving Corporation, employees of BeautiControl and its subsidiaries as of the Effective Time will receive service credit for service with BeautiControl and its subsidiaries to the same extent such credit was granted under the BeautiControl and its subsidiaries to the same extent such credit was granted under the BeautiControl's employee benefit plans, subject to offsets for previously accrued benefits and no duplication of benefits.

   Indemnification. Pursuant to the Merger Agreement, from and after the Effective Time, Tupperware will cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of BeautiControl to the fullest extent permitted by the DGCL for acts or omissions occurring at or prior to the Effective Time.

   Tupperware has also agreed to cause the Surviving Corporation to provide, for a period of not less than three years from the Effective Time, to BeautiControl's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") on terms no less favorable to BeautiControl's existing policy or, if such insurance coverage is not available, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premiums paid prior to the date of the Merger Agreement by BeautiControl, but in such case shall purchase as much coverage as possible for such amount.

   Board Representation. The Merger Agreement provides that promptly after such time as Purchaser purchases at least a majority of the outstanding Shares pursuant to the Offer, Purchaser will be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors of the BeautiControl Board, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of BeautiControl's directors designated by Purchaser equal to the percentage of the aggregate voting power of the Shares held by Tupperware or any of its subsidiaries; provided, however, that in the event that Purchaser's designees are elected to the BeautiControl Board, until the Effective Time the BeautiControl Board shall have at least three directors who were directors of BeautiControl on the date of the Merger Agreement and who are not officers of BeautiControl (the "Independent Directors"). If the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall designate an Independent Director or Independent Directors (as the case may be) for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of BeautiControl shall designate three persons to fill such vacancies who shall not be officers or affiliates of BeautiControl or any of its subsidiaries, or officers or affiliates of Tupperware or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Following the election or appointment of Purchaser's designees to the BeautiControl Board and prior to the Effective Time, any amendment, or waiver of any term or condition, of the Merger Agreement or BeautiControl's Restated Certificate of Incorporation or Restated Bylaws, any termination of the Merger Agreement by BeautiControl, any extension by BeautiControl of the time for the performance of any of the obligations or other acts of Purchaser or waiver or assertion of any of BeautiControl's rights under the Merger Agreement, and any other consent or action by the BeautiControl Board with respect to the Merger Agreement, will require the concurrence of a majority of the Independent Directors and no other action by BeautiControl, including any action by any other director of BeautiControl, shall be required for purposes of the Merger Agreement. In connection with the foregoing, BeautiControl will promptly, at the option of Tupperware, either increase the size of the BeautiControl Board and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the BeautiControl Board as provided above.

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

   Conditions Precedent. The respective obligations of each party to effect the Merger are subject to the satisfaction (or waiver by each party) prior to the Effective Time of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the affirmative vote of the stockholders of BeautiControl (unless the vote of stockholders is not required under the DGCL) as required by the DGCL and BeautiControl's Restated Certificate of Incorporation; (ii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer, except that this condition shall not apply if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement; and (iv) no court or other Governmental Entity (as defined in the Merger Agreement) having jurisdiction over BeautiControl or Tupperware or any of their respective subsidiaries shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal.

   Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of BeautiControl:

     (a) by mutual written consent of Tupperware and BeautiControl;

     (b) by either Tupperware or BeautiControl: (i) if (x) as a result of the failure of any of the Offer Conditions as set forth in Section 14 of this Offer to Purchase shall have terminated or expired in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer or (y) Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to March 31, 2001 (provided that the right to terminate the Merger Agreement pursuant to this clause (b)(i) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party), or (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

     (c) by Tupperware or Purchaser in the event of a breach by BeautiControl of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of the Offer Conditions described in paragraph (e) or (f) of Section 14 and (ii) cannot be or has not been cured within 30 days after the giving of written notice to BeautiControl;

     (d) by Tupperware or Purchaser if either Tupperware or Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Section 14;

     (e) by BeautiControl if the BeautiControl Board reasonably determines that a Takeover Proposal constitutes a Superior Proposal and a majority of the BeautiControl Board determines in its reasonable good faith judgment, after consultation with outside counsel, that failing to terminate the Merger Agreement would constitute a breach of the BeautiControl Board's fiduciary duties under applicable law; provided, that BeautiControl may not terminate the Merger Agreement pursuant to this clause (e) unless (i) BeautiControl has complied with all provisions of the no-solicitation provisions of the Merger Agreement, including the notice provisions therein, (ii) BeautiControl has delivered to Tupperware a written notice of BeautiControl's intent to enter into an agreement to effect a Superior Proposal, (iii) 72 hours have elapsed following delivery to Tupperware of such written notice by BeautiControl, (iv) during such 72-hour period BeautiControl has reasonably cooperated with Tupperware, including informing Tupperware of the terms and conditions of the Takeover Proposal and identifying the identity of the person making the Takeover Proposal, with the intent of enabling Tupperware to agree to a modification of the terms and conditions of the Merger Agreement so the transactions contemplated by the Merger Agreement may be effected, (v) at the end of such 72-hour period the BeautiControl Board continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal when compared to the Offer and the Merger (taking into account any such modifications as may be proposed by Tupperware) and (vi) BeautiControl has complied with the requirements of the Merger Agreement relating to the payment (including the timing of any payment) of the Expenses and the Termination Fee to the extent required by the Merger Agreement; and provided, further that BeautiControl may not terminate the Merger Agreement pursuant to this provision until October 18, 2000; or

     (f) by BeautiControl, if (i) any of the representations or warranties of Tupperware or Purchaser set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect or (ii) Tupperware or Purchaser shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Tupperware or Purchaser to be performed or complied with by it under the Merger Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 30 days after the giving of written notice to Tupperware or Purchaser, as applicable.

   In the event of a termination of the Merger Agreement by either BeautiControl or Tupperware, the Merger Agreement shall become void (except for certain provisions pertaining to the payment of certain expenses and fees and except for certain confidentiality obligations of the parties) and there shall be no liability thereunder on the part of Tupperware, Purchaser or BeautiControl or their respective officers or directors other than for liability for any breach of a representation or warranty contained in the Merger Agreement, the breach of any covenant contained in the Merger Agreement or for fraud.

   Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

   The Merger Agreement provides that BeautiControl will pay, or cause to be paid, in same day funds to Tupperware the following amounts under the circumstances and at the times set forth as follows:

     (i) if Tupperware or the Purchaser terminates the Merger Agreement in accordance with the provisions described in clause (d) under "Termination" above, BeautiControl shall pay the Expenses (as defined below) (not to exceed $1,000,000) of Tupperware and a $1,865,500 termination fee (the "Termination Fee") upon demand;

     (ii) if BeautiControl terminates the Merger Agreement in accordance with the provisions described in clause (e) under "Termination" above, BeautiControl shall pay the Termination Fee and the Expenses (not to exceed $1,000,000) of Tupperware upon demand; or

     (iii) if any other termination of the Merger Agreement occurs (other than a termination by BeautiControl in accordance with the provisions described in clause (f) under "Termination" above), and at the time of any such termination a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date of the Merger Agreement ), (x) BeautiControl shall pay the Expenses (not to exceed $1,000,000) of Tupperware upon demand, and (y) if concurrently therewith or within twelve months thereafter, (A) BeautiControl enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party (1) with whom BeautiControl had any discussions with respect to a Takeover Proposal, (2) to whom BeautiControl furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (1), (2) and (3), prior to such termination, or (B) BeautiControl enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, BeautiControl shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal or Superior Proposal.

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

   For purposes of the Merger Agreement, "Expenses" means documented reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Tupperware in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Tupperware.

 The Stockholder Agreements.

   The following summary description of the Stockholder Agreements is qualified in its entirety by reference to the agreements themselves, which we have filed as exhibits to the Schedule TO that we filed with the SEC, which you may examine and copy as set forth in Section 8.

   Tupperware entered into Stockholder Agreements dated as of September 13, 2000 (the "Stockholder Agreements") with each of the following stockholders of
BeautiControl: Richard W. Heath, Jinger L. Heath, A. Stark Taylor, Joel Williams, Sheila O'Connell Cooper, Joseph M. Haggar, III, Robert S. Folsom and Charles M. Diker (the "Tendering Stockholders"). Pursuant to the Stockholder Agreements, each Tendering Stockholder has agreed that, (a) such Tendering Stockholder will, promptly after the commencement of the Offer, and in no event later than five business days prior to the first scheduled expiration date of the Offer, tender and not withdraw his or her Shares pursuant to the Offer; (b) such Tendering Stockholder will vote his or her Shares in favor of the Merger and the Merger Agreement; (c) such Tendering Stockholder will vote his or her Shares against (i) any other merger agreement or merger, Takeover Proposal consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by BeautiControl or any of its subsidiaries or (ii) any amendment of BeautiControl's Restated Certificate of Incorporation or Restated Bylaws or other proposal or transaction involving BeautiControl or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of BeautiControl; (d) such Tendering Stockholder will not tender his or her Shares pursuant to any offer other than the Offer; (e) such Tendering Stockholder will not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, his or her Shares to any person other than in connection with the Offer and the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to his or her Shares; (f) such Tendering Stockholder will not, and will not authorize any investment banker, attorney or other adviser or representative of such Tendering Stockholder to directly or indirectly, (i) solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to BeautiControl or any of its subsidiaries, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal except in his or her capacity as a representative or agent of BeautiControl, as permitted by the terms and conditions of the Merger Agreement; (g) such Tendering Stockholder will use his or her best efforts to take all actions and to do all things necessary, proper or advisable to support and to consummate the Offer and the Merger; (h) such Tendering Stockholder will promptly notify Tupperware in writing of any acquisition of BeautiControl voting securities by such Tendering Stockholder after the date of the Stockholder Agreement; (i) such Tendering Stockholder has, by executing the Stockholder Agreement, revoked any and all prior proxies or powers of attorney with respect to his or her Shares and (j) such Tendering Stockholder will not to take any action inconsistent with any of the above covenants.

   In addition, Richard W. Heath and Jinger L. Heath have each, in their individual Stockholder Agreements, agreed that they will, individually, within 90 days of the closing of the Merger, purchase in the open market not less than $1.25 million worth of Tupperware common stock and that they will not for two years thereafter sell, transfer, pledge, assign or otherwise dispose of, short against the box or in any way reduce their risk in the purchased shares of Tupperware common stock, unless (i) Tupperware terminates their employment,
(ii) E.V.

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

Goings ceases to be Chief Executive Officer of Tupperware or (iii) Tupperware undergoes a change in control (as defined in such Stockholder Agreements). Richard W. Heath and Jinger L. Heath have also agreed, in their individual Stockholder Agreements, that they will not, for so long as they are receiving severance payments under the relevant provision of their Employment Agreements,
(i) engage in any, or assist any person who is engaged in any, business in competition with any business conducted or contemplated by Tupperware or BeautiControl in which they had been involved prior to the termination of their employment (ii) in any manner, directly or indirectly induce or attempt to induce any employee or independent sales force member of BeautiControl, its subsidiaries or any worldwide direct selling company of Tupperware to terminate or abandon his or her relationship with BeautiControl or Tupperware or (iii) in connection with any business in which they were involved while employed by BeautiControl, call on, service, solicit or otherwise do business with any customer of BeautiControl or any of the worldwide direct selling companies of Tupperware.

   The Stockholder Agreements will terminate upon the earlier of (i) the Effective Time or (ii) six months following the termination of the Merger Agreement, provided however, that (A) the obligations of Mr. and Mrs. Heath regarding the purchase of Tupperware Common Stock, noncompetition and nonsolicitation will terminate in accordance with the terms of those specific provisions of their Stockholder Agreements, and (B) upon termination of the Merger Agreement, the Tendering Stockholders will no longer be required to tender into the Offer, refrain from withdrawing their Shares from the Offer or vote in favor of the Merger and the Merger Agreement. Consequently, in the event that the Merger Agreement is terminated, the obligations of the Tendering Stockholders to vote their shares against any Takeover Proposal and not tender their shares into any other offer, along with the other provisions of the Stockholder Agreement, will continue in effect until six months following the termination of the Merger Agreement, even if the Board of Directors of BeautiControl recommends the approval of such transaction.

 The Employment Agreements.

   The following summary description of the Employment Agreements is qualified in its entirety by reference to the agreements themselves, which we have filed as exhibits to the Schedule TO that we filed with the SEC, which you may examine and copy as set forth in Section 8.

   Concurrently with the execution of the Merger Agreement, Tupperware agreed that it would, upon the effectiveness of the Merger, cause BeautiControl to enter into an Employment Agreement with each of Richard W. Heath and Jinger L. Heath. The form of those Employment Agreements has been agreed to. Richard W. Heath's Employment Agreement provides that he will be employed as President and Chief Executive Officer of BeautiControl. In his capacity as such he will, subject to the powers, authority and responsibility vested in BeautiControl's Board of Directors, have the authority and responsibility for the strategic direction and international expansion of BeautiControl and the general administration of BeautiControl's affairs. The term of his Employment Agreement is for five years from the Effective Time of the Merger. His base salary will be at a rate of $300,000 per year and he shall be eligible for an annual incentive bonus under Tupperware's annual bonus plan. His annual target bonus will be at least 45% of his base salary, but he will in no event be able to receive an annual bonus in excess of 90% of his base salary.

   Mr. Heath's Employment Agreement provides that Tupperware will recommend to the Compensation Committee of its Board of Directors that, as soon as practicable following the effective time of the Merger, Mr. Heath be granted an option to purchase 52,500 shares of Tupperware common stock at a price equal to the fair market value of a share of Tupperware common stock on the date of grant. During the term of his Employment Agreement, Tupperware will recommend to the Compensation Committee of its Board of Directors that Mr. Heath be granted an option to purchase at least 35,000 shares of Tupperware common stock. All such awards are to be subject to the terms and conditions of the Tupperware 2000 Incentive Plan. Mr. Heath's Employment Agreement also provides that he will be eligible to receive other benefits, including participation in BeautiControl's employee benefit plans, time off for vacation or illness in accordance with BeautiControl's policies for executives, golf club membership, payment for financial planning advice and use of an automobile.

   In the event that Tupperware terminates Mr. Heath other than for cause (as defined in his Employment Agreement), he will be entitled to continuation of payments equal to his base salary for two years.

   Ms. Heath's Employment Agreement provides that she will serve as the Chairman of BeautiControl. In her capacity as such, she will, subject to the powers, authority and responsibilities vested in BeautiControl's Board of Directors, have the authority and responsibility for the creative function of BeautiControl. In other respects, Ms. Heath's Employment Agreement is materially identical to Mr. Heath's.

 Confidentiality Agreements

   The following summary description of confidentiality agreements entered into between BeautiControl and Tupperware (the "Confidentiality Agreements") is qualified in its entirety by reference to the agreements themselves, which are exhibits to the Schedule TO that we filed with the SEC, which you may examine and copy as set forth in Section 8.

   Effective as of August 18, 2000, Tupperware and BeautiControl into a Confidentiality Agreement, pursuant to which the parties agreed, among other things, to keep confidential all of the confidential information provided to such parties, except with respect to disclosures to directors, officers, employees and certain representatives for the purpose of evaluating the transactions contemplated by the Merger Agreement. Each party also agreed not to use, or to permit any of its representatives to use, any of such information for any purpose other than the evaluation of the transactions contemplated by the Merger Agreement, and agreed not to make any of such information available to any person for any other purpose whatsoever. Each party also agreed not to disclose the fact that it was engaged in discussions concerning the transactions contemplated by the Merger Agreement, the fact that the confidential information had been disclosed to the other party, or the fact that the other party had inspected any portion of the confidential information.

   In addition, Tupperware and BeautiControl also entered into a second Confidentiality Agreement, pursuant to which Tupperware agreed, in return for the Company's making available certain non-public information, to use such information solely for the purpose of evaluating the transaction between the parties. Tupperware also agreed that it and its representatives will not disclose any of the evaluation information in any manner whatsoever, unless BeautiControl gives its prior written consent or unless the disclosure is made to a representative of Tupperware who needs to have such material for the sole purpose of evaluating the transaction between the parties. Tupperware further agreed, among other things, to take reasonable precautions to safeguard and protect the confidentiality of the material provided to it. Tupperware agreed that, except under certain circumstances, it and its representatives will not disclose to any other person the fact that the materials have been provided to it or that discussions or negotiations were taking place.

 Statutory Requirements.

   In general, under the DGCL a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. According to BeautiControl's Restated Certificate of Incorporation, the Shares are the only securities of BeautiControl which entitle the holders thereof to voting rights.

   The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary that is outstanding and would be entitled to vote on a merger, the parent company can effect a short-form merger (a "Short-Form Merger") with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise Purchaser acquires or controls the voting power of at least 90% of the Shares, Purchaser could, and intends (subject to the conditions to its obligations to effect the Merger contained in the Merger Agreement) to, effect the Merger without prior notice to, or any action by, any other stockholder of BeautiControl. Pursuant to the Merger Agreement, under certain circumstances we could extend the Offer in order to receive tenders of at least 90% of the issued and outstanding shares of Common Stock to enable us to effect a Short-Form Merger. See "--The Merger Agreement--The Offer."

 Appraisal Rights.

   No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, any holder of Shares at the Effective Time (a "Remaining Stockholder") will have certain rights under the DGCL to dissent and demand appraisal of their Shares. Under Section 262 of the DGCL, a Remaining Stockholder who does not wish to accept the Merger Consideration pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" of its Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash provided that such holder complies with the provisions of
Section 262 of the DGCL.

   The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex A hereto. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Dissenter's rights will not be available unless and until the Merger (or a similar business combination) is consummated.

   Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of BeautiControl (a) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is not being effected as a Short-Form Merger but rather is being consummated following approval thereof at a meeting of BeautiControl's stockholders (a "Long-Form Merger") or (b) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected as a Short-Form Merger without a vote or meeting of BeautiControl's stockholders. If the Merger is effected as a Long-Form Merger, this written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of a Long-Form Merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL.

   In the case of both a Short-Form Merger and a Long-Form Merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

   A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of BeautiControl called to approve the Merger in the case of a Long-Form Merger and within 20 days following the mailing of the Notice of Merger in the case of a Short-Form Merger.

   Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, BeautiControl, Inc., 2121 Midway Road, Carrollton, TX 75006. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares. In the case of a long-form merger, BeautiControl must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

   In the case of a Long-Form Merger, Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

   Regardless of whether the Merger is effected as a Long-Form Merger or a Short-Form Merger, within 120 days after the Effective Time, either BeautiControl or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation .
 . ." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that
Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

   Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. Moreover, Tupperware intends to cause the Surviving Corporation to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Shares is less than that paid in the Offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

   Any Remaining Stockholder who has duly demanded appraisal in compliance with
Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

   At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his or her demand for appraisal only with the consent of BeautiControl as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration. Inasmuch as BeautiControl has no obligation to file such a petition, and Tupperware has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

   Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

   APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

   STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

 Plans for BeautiControl After the Offer and the Merger.

   Pursuant to the Merger Agreement, upon completion of the Offer, Tupperware and Purchaser intend to effect the Merger in accordance with the Merger Agreement. See "--The Merger Agreement."

   Except as otherwise described in this Offer to Purchase, Tupperware has no current plans or proposals or negotiations which relate to or would result in:
(i) other than the Merger, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving BeautiControl; (ii) any purchase, sale or transfer of a material amount of assets of BeautiControl;
(iii) any change in the management of BeautiControl or any change in any material term of the employment contract of any executive officer of BeautiControl; or (iv) any other material change in BeautiControl's corporate structure or business.

   Nevertheless, Tupperware may initiate a review of BeautiControl and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and integrate the activities of Tupperware and BeautiControl.

12. Source and Amount of Funds.

   The Offer is not conditioned on obtaining financing. Tupperware estimates that the total amount of funds required to purchase all of the Shares pursuant to the Offer and to pay all amounts due with respect to stock options as a result of the Offer and the Merger (excluding related fees and expenses) will be approximately $54.3 million. The Purchaser expects to obtain these funds from capital contributions or loans to the Purchaser from Tupperware. Tupperware intends to obtain the funds for such capital contributions or loans from borrowings under Tupperware's Revolving Credit Agreement (as defined below) and/or from the issuance of privately placed commercial paper pursuant to an agreement currently being negotiated with Goldman Sachs International.

   Under the terms of the Tupperware's Competitive Advance and Revolving Credit Facility Agreement dated as of May 16, 1996 and amended as of August 8, 1997 (the "Revolving Credit Agreement"), with Chemical Bank (now Chase Manhattan
Bank) as agent bank (the "Agent"), and certain other commercial banks, Tupperware may borrow up to an aggregate of $300 million on an unsecured basis. As of September 19, 2000, no borrowings were outstanding thereunder. The term of the Revolving Credit Agreement expires on August 8, 2002. The Revolving Credit Agreement is used by Tupperware principally as a back-up facility for an existing U.S. commercial paper program. As of September 19, 2000, outstanding borrowings under the existing U.S. commercial paper program totaled approximately $195.2 million, leaving approximately $104.8 million of additional borrowing capacity under the Revolving Credit Agreement. The interest rate on a borrowing under the Revolving Credit Agreement is the London Interbank Offer Rate for the interest period plus a margin (as defined therein). The Revolving Credit Agreement contains certain covenants of Tupperware and its subsidiaries, including a limitation on consolidated debt, restrictions on subsidiary debt, restrictions on liens, a consolidated leverage ratio requirement and a consolidated interest coverage ratio requirement. In addition to typical events of default, including cross default, the Revolving Credit Agreement provides that a "change of control" (as defined therein) of Tupperware shall constitute an event of default unless the change of control is approved by the directors of Tupperware in accordance with the Revolving Credit Agreement.

   Tupperware is currently negotiating, but as of September 19, 2000, has not finalized, an agreement with Goldman Sachs International, London, to act as Arranger and Dealer for a Euro-commercial paper program. Under this agreement, Euro-commercial paper will be issuable in denominations of not less than the equivalent of $500,000 with maturities not exceeding 364 days. The Euro-commercial paper may be sold either at a discount or as interest bearing obligations with interest payable at maturity. Tupperware expects that any Euro-commercial paper to be issued will be sold at discounts comparable to those for similarly rated Euro-commercial paper. Tupperware's existing U.S. commercial paper is currently rated A-2 by Standard & Poor's Corporation and P-2 by Moody's Investors Service, Inc.

   It is anticipated that the indebtedness incurred by Tupperware through the issuance of commercial paper and/or borrowings under the Revolving Credit Agreement will be repaid from funds generated internally by Tupperware and its subsidiaries (including, after the Merger, if consummated, funds generated by BeautiControl) and from other sources which may include the proceeds of the sale of private or public debt securities (including commercial paper). No final decisions have been made concerning the repayment of such indebtedness and decisions will be made based on Tupperware's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

13. Dividends and Distributions.

   The Merger Agreement provides that subject to certain limited exceptions, BeautiControl shall not, without the prior written consent of Tupperware, (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such,
(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any of its own shares of capital stock of BeautiControl or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

14. Conditions of the Offer.

   Conditions to the Offer. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied and, (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration date of the Offer. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist (other than as a result of any action or inaction of Tupperware or any of its subsidiaries that constitutes a breach of the Merger Agreement):

     (a) there shall be threatened or pending by any Governmental Entity (as defined in the Merger Agreement) any suit, action or proceeding (i) challenging the acquisition by Tupperware or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements (including the voting provisions thereunder), or seeking to obtain from BeautiControl, Tupperware or Purchaser any damages that are material in relation to BeautiControl and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by BeautiControl, Tupperware or any of their respective subsidiaries of a material portion of the business or assets of BeautiControl and its subsidiaries, taken as a whole, or Tupperware and its subsidiaries, taken as a whole, or to compel BeautiControl or Tupperware to dispose of or hold separate any material portion of the business or assets of BeautiControl and its subsidiaries, taken as a whole, or Tupperware and its subsidiaries, taken as a whole, in each case, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements, (iii) seeking to impose material limitations on the ability of Tupperware or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including the right to vote such Shares on all matters properly presented to the stockholders of BeautiControl, (iv) seeking to prohibit Tupperware or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of BeautiControl or its subsidiaries (v) which otherwise is reasonably likely to have a Material Adverse Effect (as defined below) on BeautiControl, or there shall be pending by any other person any suit, action or proceeding which would have a Material Adverse Effect on BeautiControl;

     (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) there shall have occurred any Material Adverse Change with respect to BeautiControl;

     (d) (i) the BeautiControl Board or any committee thereof shall have withdrawn or modified in a manner adverse to Tupperware or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal or (ii) the BeautiControl Board or any committee thereof shall have resolved to take any of the foregoing actions;

     (e) the representations and warranties of BeautiControl set forth in the Merger Agreement shall not be true and correct in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) under such representations and warranties, taking all the inaccuracies under such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Material Adverse Effect on BeautiControl;

     (f) BeautiControl shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of BeautiControl to be performed or complied with by it under the Merger Agreement;

     (g) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Tupperware, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares;

     (h) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a Material Adverse Effect on BeautiControl or to materially adversely affect Tupperware's or Purchaser's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger, or (v) from the date of the Merger Agreement through the date of termination or expiration, a decline of at least 25% in either the Dow Jones Industrial Average, the Standard & Poor's 500 Index or the NASDAQ Composite Index; or

     (i) the Merger Agreement shall have been terminated in accordance with its terms.

   "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, earnings or results of operations, financial projections or forecasts, or the business prospects or condition (financial or otherwise), with all such matters being considered in the aggregate, of BeautiControl and its subsidiaries, taken as a whole.

   The foregoing conditions are for the sole benefit of Tupperware and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Tupperware and Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Tupperware or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Legal Matters; Required Regulatory Approvals.

   Except as set forth in this Offer to Purchase, based on our review of publicly available filings by BeautiControl with the SEC and other information regarding BeautiControl, we are not aware of any licenses or regulatory permits that appear to be material to the business of BeautiControl and that might be adversely affected by our acquisition of Shares in the Offer. In addition, except as described in this Offer to Purchase, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described below under "State Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to BeautiControl's business, or that certain parts of BeautiControl's, Tupperware's, or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See Introduction and Section 14 for a description of the conditions to the Offer.

   State Takeover Laws. BeautiControl is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. The BeautiControl Board has approved the Offer and the Merger. Accordingly, Section 203 is inapplicable to the Offer and the Merger. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

   Antitrust. Under the HSR Act, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to our acquisition of Shares in the Offer and the Merger.

   Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. We expect to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on September 21, 2000, and, in that event, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about October 6, 2000, unless earlier terminated by the FTC or the Antitrust Division or we receive a request for additional information or documentary material prior to that time. If within the 15-calendar-day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from us, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of our substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although BeautiControl is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither BeautiControl's failure to make those filings nor a request made to BeautiControl from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares in the Offer and the Merger. At any time before or after our purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of BeautiControl, Tupperware or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances.

   Based upon an examination of publicly available information relating to the businesses in which BeautiControl is engaged, we believe that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, we cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

16. Fees and Expenses.

   We have retained Lazard Freres & Co. LLC to act as Dealer Manager in connection with the Offer, pursuant to which Lazard Freres & Co. LLC will receive customary fees upon consummation of the acquisition. We have also agreed to indemnify Lazard Freres & Co. LLC against certain liabilities and expenses in connection with its engagement, including liabilities under the federal securities laws. Lazard Freres & Co. LLC has rendered various investment banking services and other advisory services to Tupperware and its affiliates in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from Tupperware and its affiliates.

   We have retained Georgeson Shareholder Communications Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   In addition, we have retained ChaseMellon Shareholder Services, L.L.C. as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the federal securities laws.

   Except as described in "The Merger Agreement--Fees and Expenses," BeautiControl will not pay any of the fees and expenses to be incurred by us in connection with the Offer.

   Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. Miscellaneous.

   We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 with respect to information concerning BeautiControl.

   We have not authorized any person to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, you should not rely on any such information or representation as having been authorized.

   Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Tupperware, Purchaser, BeautiControl or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          B-C MERGER CORPORATION

September 20, 2000

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            TUPPERWARE AND PURCHASER

   The name, present principal occupation or employment and business address and material occupations or employment for the past five years of each of the directors and executive officers of Tupperware and Purchaser is set forth below. Unless otherwise indicated below, each individual listed below has a business address of 14901 S. Orange Blossom Trail, Orlando, Florida 32837. Unless otherwise indicated below, each individual listed below is a citizen of the United States. Directors are designated by the symbol *.

Directors and Executive Officers of Tupperware

                                                Principal Occupation
                                                 or Employment and
                                                     Five-Year
 Name                                            Employment History
 ----                                           --------------------
 Rita Bornstein, Ph.D.* President of Rollins College, an independent comprehensive liberal arts college with campuses in Winter Park and Melbourne, Florida, since 1990. Dr. Bornstein served as Vice President of the
                        University of Miami before being elected to her current position.
                        She also chairs the Associated Colleges of the South.

 Gerald M. Crompton     Senior Vice President, Product Marketing, Tupperware Worldwide
                        since November 1997, after serving as Vice President, Product
                        Marketing, Worldwide since November 1996. Prior thereto, he served as Vice President, Product Management for Tupperware Europe, Africa
                        and Middle East since 1992. Mr. Crompton is a citizen of the United
                        Kingdom.

 Judy B. Curry          Vice President and Controller of Tupperware since August 2000.
                        Prior thereto, she served in various financial positions with
                        Tupperware since October 1990.

 Karel A. De Vydt       Vice President and Chief Information Officer of Tupperware since
                        January 1999. Prior thereto, he served as Director of Information
                        Technology Worldwide from April 1997 after being the Director of
                        Information Technology for Tupperware Europe, Africa and Middle
                        East. Mr. De Vydt is a citizen of Belgium.

 R. Glenn Drake         President, Tupperware North America since January 2000. Prior thereto, he served as Managing Director, Tupperware Canada from
                        September 1998 after serving as Area Vice President of Tupperware
                        North America from July 1995. Prior thereto, he served as Managing
                        Director, Tupperware Spain from January 1993.

 Lillian D. Garcia      Senior Vice President, Human Resources of Tupperware since December
                        1999. Prior thereto, she was Vice President Human Resources since
                        March 1999, after serving in various human resources positions within Tupperware.

 E.V. Goings*           Chairman and Chief Executive Officer of Tupperware since October
                        1997, after serving as President and Chief Operating Officer since
                        1996. Prior thereto, he served as Executive Vice President of
                        Premark International, Inc. and President of Tupperware Worldwide
                        since November 1992. Mr. Goings serves as a Director of SunTrust
                        Bank, Florida.

 Clifford J. Grum*      Retired Chairman of the Board and Chief Executive Officer of
                        Temple-Inland Inc., a holding company with operations in corrugated packaging, bleached paperboard, building products and financial services. The business address of Temple-Inland Inc. is 303 South
                        Temple Drive, Diboll, Texas 75941. Mr. Grum serves as a director of
                        Cooper Industries, Inc. and Trinity Industries, Inc.

 Betsy D. Holden*       President and Chief Executive Officer of Kraft Foods, Inc., a unit of Philip Morris Companies Inc., since May 2000. Prior thereto, she served as Executive Vice President of Kraft Foods, Inc. with responsibility for operations, research and

                                            Principal Occupation
                                             or Employment and
                                                 Five-Year
Name                                         Employment History
----                                        --------------------
                    development, marketing services, procurement and e-business, since
                    December 1998. Prior thereto, she served as Executive Vice
                    President of Kraft Foods, Inc. and President of the Kraft Cheese
                    Division since 1995, after serving as President of Kraft's Pizza
                    Division. The business address of Kraft Foods, Inc. is 3 Lakes
                    Drive, Northfield, Illinois 60093.

David T. Halversen  Senior Vice President, Business Development and Communications of
                    Tupperware since November 1996. Prior thereto, he served as Senior
                    Vice President, Planning, Business Development and Financial
                    Relations since March 1996. He previously served as Vice President,
                    Business Development and Planning since February 1995, after serving in various planning and strategy positions with Avon
                    Products, Inc.

Charles H.R. Henry  Vice President, Process Reengineering of Tupperware since January
                    1999. From 1994 to 1998, he served in various executive positions with Tupperware Europe, Africa and Middle East. Mr. Henry is a
                    citizen of Australia.

Alan D. Kennedy     President of Tupperware, since April 1998. Prior thereto, he was an independent consultant, since 1996, and from 1989 to 1996 served as
                    President and CEO of Nature's Sunshine Products, Inc. The business address of Nature's Sunshine Products is 75 East 1700 South, Provo,
                    Utah 84606.

Joe R. Lee*         Chairman and Chief Executive Officer of Darden Restaurants, Inc.,
                    which owns and operates casual dining restaurants, since May 1995.
                    The business address of Darden Restaurants, Inc. is 5900 Lake
                    Ellenor Drive, Orlando, Florida 32809. Mr. Lee served as President and Chief Executive Officer of General Mills Restaurants from
                    December 1994 until being named to his present position. He previously served as Vice Chairman of General Mills, Inc. and Chief
                    Financial Officer. Mr. Lee serves as a director of Darden
                    Restaurants, Inc.

Bob Marbut*         Chairman and Co-Chief Executive Officer of Hearst-Argyle
                    Television, Inc., a NYSE-listed television station group, from
                    August 1997. The business address of Hearst-Argyle Television, Inc.
                    is 888 Seventh Avenue, New York, New York 10106. Previously, he was
                    Chairman and Chief Executive Officer of Argyle Television since
                    1994 and prior thereto, he was Chairman and Chief Executive Officer of Argyle Communications, Inc. since 1992. Mr. Marbut serves as a director of Argyle Communications, Inc., Hearst-Argyle Television,
                    Inc., Ultramar Diamond Shamrock, Inc., Geocast, Inc. and Internet
                    Business Systems.

Angel R. Martinez*  Executive Vice President and Chief Marketing Officer of Reebok
                    International Ltd. since October 1998, with responsibility for development and coordination of marketing, communication and design strategies, after serving as President and Chief Executive Officer of The Rockport Company, a subsidiary of Reebok, since 1994. Prior thereto he served in a variety of executive positions at Reebok.
                    The business address of Reebok International Ltd. is 1895 J.W.
                    Foster Boulevard, Canton, Massachusetts 02021.

Anne E. Naylor      Vice President, Internal Audit of Tupperware since October 1999.
                    Prior thereto, she served as Executive Director, Business Analysis and Audit, Cummins Engine Company from May 1995. Prior thereto, she served as Controller, North American Engine Marketing, Cummins
                    Engine Company since May 1991. The business address of Cummins
                    Engine Company is 500 Jackson Street, Box 3005, Columbus, Indiana
                    47202-3005.

                                                Principal Occupation
                                                 or Employment and
                                                     Five-Year
Name                                             Employment History
----                                            --------------------
Gaylin L. Olson         President, Tupperware Latin America since September 1998. He has served in various executive positions for Tupperware, including
                        Senior Vice President, Emerging Markets since May 1996 and prior thereto as President, Tupperware Asia Pacific since 1993.

David R. Parker*        Managing Principal of Interprise Technology Partners, L.P., a
                        technology and Internet-focused venture capital firm, since January
                        1999. The business address of Interprise Technology Partners, L.P.
                        is 1001 Brickell Bay Drive, 30th Floor, Miami, FL 33131.
                        Previously, he was employed by AmeriServe, Inc., a food-service distribution company, from May 1998 until August 1998, after the acquisition of ProSource, Inc. by AmeriServe, Inc. Prior thereto, he was Chairman of ProSource, Inc., a food service distribution company, since July 1992. The business address of ProSource, Inc.
                        was 1500 San Remo Avenue, Coral Gables, FL 33146. Mr. Parker serves as a director of Applied Graphics Technologies, Inc. and World
                        Commerce Online, Inc.

Michael S. Poteshman    Vice President, Investor Relations and Treasury since August 2000.
                        He served as Vice President and Controller of Tupperware from
                        January 1998 until August 2000, after serving as Assistant
                        Controller since March 1996. Prior thereto, he served as Director,
                        Accounting and Reporting Standards for Premark International, Inc.
                        since September 1993.

Robert M. Price*        President of PSV, Inc., a Burnsville, Minnesota firm which assists public and private organizations in the utilization and
                        commercialization of new technologies. Mr. Price serves as a director of Data Link, Inc., Fourth Shift Corporation,
                        International Multifoods Corporation, Public Service Company of New
                        Mexico and Affinity Technology Group, Inc.

Joyce M. Roche*         President and CEO of Girls Incorporated, a non-profit organization that helps girls in the United States empower themselves, since
                        September 2000. The national headquarters of Girls Incorporated is located at 120 Wall Street, 3rd Floor, New York, NY 10005. Prior
                        thereto she was an independent marketing consultant from September
                        1998 until September 2000. Formerly, she served as President and
                        Chief Operating Officer of Carson, Inc., a personal care products company, from 1996 until September 1998, after serving in various executive positions with Avon Products, Inc., a direct-selling consumer products company. The business address of Carson, Inc. is
                        64 Ross Road, Savannah Industrial Park, Savannah, Georgia 31405 and
                        the business address of Avon Products, Inc. is 1345 Avenue of the
                        Americas, New York, New York 10105-0196. She serves as a director of SBC Communications, Inc. and Anheuser-Busch Companies.

Thomas M. Roehlk        Senior Vice President, General Counsel and Secretary of Tupperware
                        since December 1995. Prior thereto, he served as Assistant General
                        Counsel and Assistant Secretary of Premark International, Inc.

James E. Rose, Jr.      Senior Vice President, Taxes and Government Affairs of Tupperware
                        since March 1997, after serving as Vice President, Taxes and
                        Government Affairs since March 1996. Prior thereto, he served as
                        Vice President, Taxes and Government Affairs for Premark
                        International, Inc.

Hans Joachim Schwenzer  Senior Vice President, Tupperware Worldwide since May 1996. He also serves as President, Tupperware Germany; President, Sales Programs
                        and Promotions, Tupperware Europe, Africa and Middle East; and
                        Regional General Manager, Russia. Prior to assuming those
                        positions, he served as President, Tupperware Europe, Africa and
                        Middle East. Mr. Schwenzer is a citizen of Germany.

                                               Principal Occupation
                                                or Employment and
                                                    Five-Year
Name                                            Employment History
----                                           --------------------
Christian E. Skroeder  Group President, Tupperware Europe, Africa and Middle East since
                       April 1998. Prior thereto, he served in various other executive positions with Tupperware. Mr. Skroeder is a citizen of Sweden.

M. Anne Szostak*       Executive Vice President and Corporate Director of Human Resources
                       of FleetBoston Corporation, a diversified financial services company, since October 1998. The business address of FleetBoston
                       Corporation is One Federal Street, MA DE 10336A, Boston, MA 02110.
                       Prior thereto Ms. Szostak served in various senior executive positions with Fleet Financial Group, Inc. Ms. Szostak serves as a director of New England Business Systems, Inc. and Providence
                       Energy Corporation.

Jose R. Timmerman      Senior Vice President, Worldwide Operations of Tupperware, since
                       August 1997, after serving as Vice President Worldwide Operations, since October 1993. Mr. Timmerman is a citizen of Belgium.

Paul B. Van Sickle     Executive Vice President and Chief Financial Officer of Tupperware
                       since September 1999. Prior thereto, he served as Executive Vice
                       President since March 1997, after serving as Senior Vice President,
                       Finance and Operations since November 1992. Mr. Van Sickle is a citizen of Canada.

Robert W. Williams     President, Tupperware Asia Pacific since April 1995. Prior thereto, he served in various management positions in Tupperware Asia
                       Pacific starting in August 1993.

Directors and Executive Officers of Purchaser

Name                   Position with the Purchaser
----                   ---------------------------
E.V. Goings            President

David T. Halverson     Vice President

Thomas M. Roehlk*      Secretary

Paul B. Van Sickle*    Vice President

                                                                         ANNEX A

                                 DELAWARE CODE

                             TITLE 8. CORPORATIONS

                       CHAPTER 1. GENERAL CORPORATION LAW

               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

(S)262 Appraisal Rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the Tupperware corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

   Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of BeautiControl or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

       By Mail:                     By Hand:             By Overnight Courier:



    Reorganization         Reorganization Department        Reorganization
      Department                  120 Broadway                Department
      PO Box 3301                  13th Floor             85 Challenger Road
 South Hackensack, NJ          New York, NY 10271           Mail Stop-Reorg
         07606                                            Ridgefield Park, NJ
                                                                 07660

  Facsimile (for eligible institutions    Confirm facsimile by telephone ONLY:
                 only):


                                                   (201) 296-4860 or
           (201) 296-4293 or

   You may direct questions and requests for assistance to the Information Agent at its telephone number and address set forth below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials from the Information Agent as set forth below and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                [GEORGESON LOGO]
                          17 State Street, 10th Floor
                            New York, New York 10004
                        Banks and Brokers Call Collect:
                                 (212) 440-9800
                           All Others Call Toll-Free:
                                 (800) 223-2064

                      The Dealer Manager for the Offer is:

                            Lazard Freres & Co. llc

                              30 Rockefeller Plaza
                            New York, New York 10020